Filed pursuant to Rule 433

Registration No. 333-275898

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES J

$1,250,000,000

4.875% SENIOR NOTES, DUE JANUARY 19, 2027

FINAL TERM SHEET

DATED JANUARY 10, 2024

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	4.875% Senior Notes, due January 19, 2027 (the “Notes”)

Expected Ratings[1]:	A1 / A / AA- (Moody’s / S&P / Fitch)

Principal Amount:	$1,250,000,000

Issue Price:	99.975%

Trade Date:	January 10, 2024

Settlement Date (T+6) [2]:	January 19, 2024

Maturity Date:	January 19, 2027

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	4.875%

Treasury Benchmark:	4.375% UST due December 15, 2026

Treasury Benchmark Price:	100-22 ¾

Treasury Yield:	4.114%

Re-offer Spread to Treasury Benchmark:	T + 77bps

Re-Offer Yield:	4.884%

Fees:	0.150%

Interest Payment Dates:	Semi-annually on each January 19 and July 19, beginning July 19, 2024

_____________________________

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in six business days (T+6), to specify alternative settlement arrangements to prevent a failed settlement.

Payment Convention:	Following business day convention, unadjusted

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	78016HZT0 / US78016HZT03

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Fifth Third Securities, Inc. Lloyds Securities Inc. nabSecurities, LLC Santander US Capital Markets LLC

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Comerica Securities, Inc.

Commonwealth Bank of Australia

Desjardins Securities Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

M&T Securities, Inc.

MUFG Securities Americas Inc.

National Bank of Canada Financial Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Regions Securities LLC

Scotia Capital (USA) Inc.

Westpac Banking Corporation

AmeriVet Securities, Inc.

Independence Point Securities LLC

R. Seelaus & Co., LLC

Penserra Securities LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC toll free at 1-212-834-4533, Fifth Third Securities, Inc. toll free at 1-866-531-5353, Lloyds Securities Inc. toll free at +1 (212) 930-5039, nabSecurities, LLC toll free at 1-212-916-9500, and Santander US Capital Markets LLC toll free at 1-855-403-3636.